Exhibit 5




                                         April 30, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

     This opinion is delivered in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 5,000,000 additional shares (the "Shares") of Common Stock, par value $.01 per share, of MBNA Corporation, a Maryland corporation (the "Corporation"), to be issued in connection with the Corporation's 1997 Long Term Incentive Plan (the "1997 Plan") pursuant to a registration statement on Form S-8 filed on April 30, 1998 (the "Registration Statement").

     In connection with this opinion I have examined the Corporation's Charter and Bylaws, the resolutions of the Corporation's Board of Directors authorizing the issuance of the Shares and the Registration Statement and I have examined and relied upon such corporate records of the Corporation and other documents as I have deemed necessary for purposes of this opinion. I have assumed without independent verification the genuineness of signatures, the authenticity of documents, and the conformity with originals of copies.

     Based upon the foregoing, I am of the opinion and so advise you that the Shares have been duly authorized and will be, when issued as authorized under the 1997 Plan and for the consideration described therein, validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                         Very truly yours,



                                         /s/ John W. Scheflen
                                         ---------------------------------
                                             John W. Scheflen
                                             Executive Vice President,
                                             General Counsel and Secretary